                                                                   Exhibit 10.11

                         AMENDED EMPLOYMENT AGREEMENT
                         ----------------------------


     This Amended Employment Agreement (this "Agreement"), dated as of June 30, 2000, to be effective as of January 1, 2000, is entered into by and between CABLETEL MANAGEMENT, Inc., a Colorado corporation with its principal offices located at 6300 S. Syracuse Way, Suite 355, Englewood, Colorado 80111 ("Company"), and WILLIAM H. PEARSON, a U.S. citizen and resident of the State of Colorado ("Employee").

                                   RECITALS
                                   --------

     A. The Company is a wholly owned subsidiary of CompleTel LLC ("LLC"), for which the Company provides management and consulting personnel. LLC and its subsidiaries and affiliates, collectively, are referred to herein as "CompleTel."

     B. The Company wishes to continue to employ Employee and Employee wishes to continue to be employed by the Company in key management positions of the Company and CompleTel.

     C. The Company and Employee, respectively, desire to modify the terms of Employee's Employment Agreement dated May 18, 1998 and effective as of January 1, 1998 (the "Original Agreement") and to enter into this Amended Employment Agreement under the terms and conditions contained herein.

                                   AGREEMENT
                                   ---------

     In consideration of the rights and obligations created hereunder, the parties agree as follows:

     1.   Employment and Assignment.  This Agreement is made between the
          -------------------------
Company, as employer, and the Employee, a U.S. Citizen and resident, and replaces and voids any and all prior employment agreements made between the Company and Employee.

     The parties acknowledge that Employee has been seconded (the "Secondment") to a subsidiary of LLC to work in its European headquarters effective July 15,1998. In consideration of his continued employment by the Company, Employee agrees to discharge faithfully, diligently, and to the best of his ability, the responsibilities of any position assigned during his employment. Employee will be supervised, directed and evaluated by the Board of Managers of LLC (the "Board") and the Board shall be solely responsible for any decisions concerning discipline, termination and pay increases.

     Employee's employment commenced January 1, 1998 pursuant to the Original Agreement and will continue hereunder for an indefinite period subject to termination as specified in Section 5. Notwithstanding anything herein to the contrary, Employee's assignment in France shall not exceed four years from the Secondment Date.

     2.   Title; Scope of Responsibilities.  Employee shall serve as President
          --------------------------------
and Chief Executive Officer of the Company, and President and Chief Executive Officer of LLC pursuant to the terms and conditions of this Agreement. Employee shall serve in such capacities for LLC's European subsidiaries as LLC's boards and managers of its European subsidiaries shall designate from time to time.

     Except for his involvement in personal investments, provided such involvement does not require any material services on his part, Employee shall not engage in any other business activity or activities that require material personal services by Employee or that, in the judgment of the Board, may conflict with the proper performance of his duties hereunder.

     3.   Compensation; Bonus; Benefits.
          -----------------------------

          a.   Salary.  For all services rendered by Employee hereunder,
               ------
Employee shall receive during the term of this Agreement a base salary, payable semimonthly in arrears, at the annual rate for the 1998 calendar year of $175,000. The base salary shall be reviewed annually by the Board at the end of each calendar year to determine if any increase is appropriate.

          b.   Bonuses.  At the end of each calendar year, in respect of all
               -------
services provided hereunder, Employee shall be eligible to receive an incentive bonus as authorized by the Board pursuant to objectives set by the Board in an amount up to 55% of Employee's base salary for such year, subject to Employee having met the performance targets established by the Board.

          c.   Basic Benefits.  In addition to salary payments as provided in
               --------------
Section 3(a), the Company shall provide Employee, during the term of this Agreement, with the benefits of such insurance plans, hospitalization plans, 401(k) and supplemental retirement plans and other employee fringe benefit plans as are approved by the Board, it being understood that such benefits shall be comparable to those customarily provided to executive management personnel of companies in the telecommunications industry of comparable size and value as LLC. The Company may provide the benefits described herein directly, by having Employee participate in the Company's own benefits plan or the Company may provide any portion of the benefits by reimbursing Employee for premiums he pays to acquire such benefits under private plans agreed upon between Employee and the Company.

          Employee's immediate family (which for purposes of the Agreement shall be deemed to consist of his wife and any dependent children) will be covered by the benefits package described above to the same extent as such immediate family members are covered for comparable senior executives of the Company in the U.S. during the term of this Agreement.

          Employee shall be entitled to sick leave and vacation in accordance with the Company's established policies applicable to its employees generally, provided that Employee shall be entitled to a minimum of four weeks vacation each year. Benefits to be provided by the Company under Sections 5(d), (e) and
(f) after termination of this Agreement for the periods specified therein shall include health insurance and long term disability insurance providing substantially the same health insurance and long term disability insurance as was provided to Employee at the time of the termination of this Agreement.


                                            PEARSON AMENDED EMPLOYMENT AGREEMENT

          d.   Tax Equalization.
               ----------------

               (i)   Hypothetical Tax Defined.  The hypothetical tax is the
                     ------------------------
     applicable income and social taxes that Employee would have paid with respect to his compensation, bonus and benefits provided by the Company, if living and working in his home country, without any foreign assignment-related income and deductions. During the Secondment, Employee will be responsible for a hypothetical Colorado state income tax equal to what he would have paid had employee remained in Colorado at the time of assignment. Hypothetical tax withholding will be applied to base salary, bonus and any other compensation elements Employee would have received had the Employee not been assigned to a foreign assignment.

               (ii)  General Procedure and Computation of Hypothetical Tax.
                     -----------------------------------------------------
     During the Secondment, the Company will bear the overall worldwide tax burden of Employee to the extent it exceeds Employee's hypothetical tax liability pursuant to procedures and guidelines set forth in the Company's Tax Equalization Policy ("Tax Policy") attached hereto as Exhibit A. As a result, the Company, with the advice of third party tax consultants, reserves the right to recommend that certain tax filing positions be taken and that various elections be made on Employee's home and host- country individual income tax returns in order to reduce Employee's tax burden. If Employee decides not to accept these tax filing recommendations, Employee will then bear the additional tax cost related to not taking the tax positions and/or elections recommended by the Company.

               During the Secondment, any home and host-country tax liabilities incurred by Employee, with respect to his compensation, bonus and benefits provided by the Company, in excess of the hypothetical tax liability will be paid by the Company. Conversely, to the extent that any tax benefits (e.g., exclusions, deductions, exemptions or credits) resulting from the international assignment reduce the Employee's worldwide tax liabilities below the hypothetical tax liability, the difference will benefit and be paid to the Company pursuant to the Tax Policy.

               The Company reserves the right, at any time, to change its Tax Equalization Policy in any way it deems necessary to accomplish tax equalization in the most efficient manner.

               (iii) Tax Position Challenges.  It is the objective of the
                     -----------------------
     Company that any employee covered by the Company's tax equalization policy pay the least amount of tax legally possible. It is recognized that the tax laws of the respective jurisdictions (federal, state, local and foreign) are not always straightforward. Accordingly, the amount of tax an employee owes to a jurisdiction may vary based upon how the relevant tax law is interpreted and applied to the employee's facts and circumstances. In such situations, it is the policy of the Company to engage professional tax advisors with the objective of paying the least amount of tax legally possible.

               It is recognized that a taxing jurisdiction may challenge tax positions that achieve the Company's policy of tax minimization. If a tax position taken with respect to Employee is challenged, the Company will pay the professional costs involved with the


                                            PEARSON AMENDED EMPLOYMENT AGREEMENT
     examination and defense of the position, and any taxes, penalties or interest resulting from the position. Payment of taxes, penalties and interest is limited to compensation paid under this Agreement by the Company. Employee is responsible for any taxes and interest on any item other than the Company compensation.

               The tax equalization of any tax deficiencies, penalties and interest applies if it is attributable to a period of time Employee was covered by the Company's Tax Equalization Policy, even if Employee no longer is employed by the Company when the examination or tax deficiency arises.

               (iv)  IRC Section 911 - Election to Exclude Certain Compensation.
                     ----------------------------------------------------------
     Employee's worldwide income tax burden will equal his hypothetical tax. On a U.S. individual income tax return, an expatriate employee with host-country-source earned income who meets special detailed requirements may elect to exclude certain amounts of his host- country earned income from inclusion in his U.S. return. The election to exclude such income impacts the ability to minimize the overall worldwide tax burden attributable to an expatriate employee. Since the Company bears the overall worldwide tax burden of Employee to the extent it is more than Employee's hypothetical tax, the Company reserves the right to elect the foreign earned income exclusion (Internal Revenue Code Section 911).

               The determination of whether such an election should be made will be the decision of the Company and the Company's appointed tax consultant, such that the Company's overall expatriate employment tax cost is minimized by such election. The benefits of this election appropriately accrue to the Company, since the expatriate employee will never bear more or less tax than the hypothetical tax.

          This Section 3(d) is intended to survive any termination pursuant to Sections 5(a), (b), (d), (e), (f) or (g).

          e.   Relocation Expenses.  The Company will pay the reasonable costs
               -------------------
(which will include the reasonable costs of insurance) of relocating Employee and his immediate family from their home in the U.S. to France, including airfare for Employee and his immediate family, the cost of shipping Employee's household effects to France including insurance coverage, the cost of U.S. transportation and storage for items that cannot be moved, the cost of air shipping up to 500 pounds of personal effects needed before other goods arrive by ship, living expenses for Employee and his family for a period of up to 30 days after their relocation to France or until Employee has located housing in France, whichever is less; and if Employee begins work in France before his family moves there, one week of paid leave and round-trip airfare for Employee to return to the U.S. to assist his family with the move.

          For purposes of this Agreement, all airfares paid by the Company for travel by Employee and his immediate family will be in business class.

          f.   Cost of Living Adjustments.  During the Secondment, the Company
               --------------------------
will pay Employee a cost of living adjustment, reflecting the difference in the cost of goods and services in France as opposed to the U.S. as determined by Runzheimer International or such


                                            PEARSON AMENDED EMPLOYMENT AGREEMENT
other source as the parties shall agree upon, during each month that Employee resides in France during the term of this Agreement. The Company will conduct a review of factors which could have an impact on Employee's cost of living in France at the end of each six-month period during the term of this Agreement, to determine what adjustment of the monthly cost of living payment, if any, is necessary or appropriate to reflect material changes in the cost of living in France. For purposes of this paragraph, cost of living shall be deemed to refer to factors affecting the costs of goods and services in France.

          g.   U.S. Visits and Emergency Leave.  During the Secondment, for U.S.
               -------------------------------
visits, the Company shall pay airfare up to a maximum amount per year equal to the cost of one business class round trip per year between France and the U.S. for Employee and his immediate family. In addition, the Company shall provide reasonable paid emergency leave to Employee in the case of serious injury or death to Employee or any member of his immediate family or the parents or brothers and sisters of Employee and his wife and, in connection with any such emergency leave, shall pay airfare up to a maximum amount per year equal to the cost of one business class round-trip airfare between France and the U.S. for Employee and his immediate family.

          h. Business Expenses. The Company shall pay or shall reimburse Employee for reasonable and necessary business expenses incurred by Employee to carry out Employee's duties under this Agreement which are documented in accordance with Company policy.

     4.   Other Payments.  Additionally, in consideration of Employee's
          --------------
agreement to accept the foreign assignment, the Company will do the following:

          a.   Tax Return Preparation.  For such period of time as Employee's
               ----------------------
tax return shall be affected by the provisions hereof, the Company will pay the cost to prepare all U.S. (including any applicable state) and foreign tax returns which must be filed as a result of Employee's acceptance of the foreign assignment, by an accounting firm selected by the Company, and provided that Employee agrees to comply with the Company's Tax Equalization Policy including requirements that the Employee make certain tax elections designed to minimize the Company's tax equalization costs. This Section 4(a) is intended to survive any termination pursuant to Sections 5(a), (b), (d), (e), (f) or (g).

          b.   Housing.  During the Secondment, the Company will provide
               -------
suitable housing (including utilities) in France for Employee and his immediate family, recognizing Employee's position with the Company and the size of Employee's family. The Company will provide this benefit in the manner which is most tax-advantageous to the Company.

          c.   Transportation.  During the Secondment, the Company will provide
               --------------
suitable transportation in France for Employee and his immediate family, recognizing Employee's position with the Company and the size of Employee's family, equivalent to the full-time use of two automobiles. The Company will provide this benefit in the manner which is most tax-advantageous to the Company.


                                            PEARSON AMENDED EMPLOYMENT AGREEMENT

          d.   Foreign Language Training.  The Company will provide training in
               -------------------------
foreign languages for Employee and Employee's immediate family at a language school selected by the Company.

          e.   Private Schooling.  During the Secondment, if Employee determines
               -----------------
that the State education available to his children in France is not comparable to the public education which they would have received in the United States, the Company will pay all reasonable tuition fees and related costs (to the extent that such related costs would not have been incurred in comparable circumstances in the United States) incurred by Employee in sending his dependent children to an appropriate private or other fee paying school in France. This benefit will be available for children in grades kindergarten (the year prior to the first grade) through grade 12. The Company will provide this benefit in the manner which is most tax-advantageous to the Company.

          f.   Planning Advice.  During the Secondment, the Company will arrange
               ---------------
for provision of legal, estate planning and financial planning advice for Employee relating to Employee's relocation and employment abroad, up to an aggregate ceiling (payable directly by the Company) of U.S. $1,500 per year.

          g.   Other Relocation Expenses.  The Company will pay other expenses
               -------------------------
reasonably incurred by Employee in relocating to the foreign assignment, up to an amount equal to one month of Employee's base salary, to the extent such expenses are not covered by other provisions of this Agreement, documented by receipts to the extent practical, incurred within 30 days following the date on which Employee's immediate family relocates and which are non-recurring expenses necessary for and only incurred because of Employee's relocation (e.g appliance replacement expense due to voltage differences).

          h.   Tax Gross-up.  The Company will pay an incremental amount to
               ------------
Employee to increase the amount of any incentive bonus received pursuant to
Section 3(b) hereof to the extent required to ensure that the total worldwide tax paid by Employee on such bonus does not exceed the U.S. federal, FICA and state tax Employee would have paid on such bonus if the full bonus were subject only to U.S. tax.

          i.   U.S. Residence; Automobile.  Employee has chosen to retain his
               --------------------------
principal residence, and to leave his personal automobiles, in the U.S. and understands that Employee, and not the Company, shall be responsible for all expenses of maintaining such residence and maintaining and storing such automobiles.

          j.   Repatriation.  Upon termination of this Agreement pursuant to
               ------------
Sections 5(a), (b), (d), (e), (f) or (g), or the earlier termination of Employee's Secondment, the Company shall pay the reasonable costs of repatriating Employee and his immediate family to their home in the U.S., including airfare for Employee and his immediate family, the cost of shipping Employee's household effects back to the U.S., the cost of air shipping up to 500 pounds of personal effects needed before other goods arrive by ship, the cost of transport and unpacking of stored property, and such other amounts as set forth on Schedule A hereto. Notwithstanding the foregoing, in the event Employee terminates this Agreement pursuant to Section 5(g) for the


                                            PEARSON AMENDED EMPLOYMENT AGREEMENT
purposes of providing services to another employer on an international assignment, the Company shall have no obligation to provide the repatriation benefits of this Section 4(j).

     5.   Termination.  Employee's employment hereunder shall terminate on the
          -----------
following terms and conditions:

          a.   Death.  If Employee dies during the term of this Agreement, this
               -----
Agreement shall terminate as of the date of Employee's death. The Company shall, within 180 days after the date of Employee's death, make a cash lump-sum payment (less applicable withholding taxes) to his estate in an amount equal to the salary (at the level payable in the year of Employee's death) that would have been payable either for the period of time extending from the date of death to the date 18 months after May 18, 1998, or for the nine months next following the date of death, whichever period of time is longer.

          b.   Disability.  If during the term of this Agreement Employee
               ----------
becomes disabled, the Company may terminate Employee's Secondment in France and return Employee and his immediate family to the U.S. and the Company may terminate this agreement 30 days after receipt by Employee or his duly appointed legal representative of Notice of Termination (as defined below). For purposes of this Section 5(b), Employee shall be "disabled" if he is unable to effectively perform his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. If this Agreement is terminated under this Section 5(b), Employee shall continue to receive his base salary (at the level payable in the year of termination) either for the period of time extending from the date of termination of employment to the date 18 months after May 18, 1998, or for the nine months next following the date of termination, whichever period of time is longer.

     For purposes of this Agreement, a "Notice of Termination" means a written notice from the Company which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and (c) to the extent applicable, sets forth the date of termination.

          c.   Cause.  The Company may terminate this Agreement for "cause" upon
               -----
receipt by Employee, or on such later date as shall be specified, of Notice of Termination stating that termination is pursuant to this Section 5(c). For purposes of this agreement, "cause" shall be defined as any of the following:
(i) any act by Employee, where in respect of such act Employee is ultimately convicted or enters a plea of guilty or nolo contendere to a felony; (ii) Employee's willful misconduct, gross negligence, perpetration of or participation in a fraud, in each case where such acts are materially injurious to the Company or any of its subsidiaries or any affiliate thereof, or (iii) Employee's material breach of Sections 5 (Confidentiality) or Section 6 (Noncompetition and Nonsolicitation) of the Executive Securities Agreement dated as of May 18, 1998 by and between LLC and Employee, in each case where Employee's acts are materially and demonstrably injurious to the Company or an Affiliate (as defined below). If this Agreement is terminated for cause, Employee's rights hereunder shall cease immediately on the date of such termination.


                                            PEARSON AMENDED EMPLOYMENT AGREEMENT

               For purposes of this Agreement, the term "Affiliate" means a person, firm or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

          d.   Nonperformance.    The Company may terminate Employee's
               --------------
employment in the event of Nonperformance.  The term "Nonperformance" shall mean
                                                      --------------
the occurrence of any of the following:

               (i) the repeated failure or refusal in any material respect of Employee to perform his duties hereunder or to follow, in a manner reasonably acceptable to the Board, policies or directives established by the Board;

               (ii) the failure of the Company and its subsidiaries to achieve financial, operating or other performance objectives formally established by the Board in an approved business plan or operating budget (which may be embodied in any board resolution or in any document approved by the Board such as a business plan or budget) together with a determination by the Board that Employee's performance or failure to perform has been a material factor in the failure of the Company and its subsidiaries to achieve such performance objectives; or

               (iii) the failure of Employee to achieve specific, formally adopted performance objectives established by the Board after consultation with Employee and good faith consideration by the Board of Employee's expressed views of the objectives;

provided, that Employee's continued willingness to live and work in France or
--------
any other country shall not be the basis for establishing "Nonperformance" hereunder unless Employee's failure to live and work in France or another country in which CableTel operates is, in the good faith determination of the Board, a material contributing factor to the existence of the circumstances described in (ii) and/or (iii) above.

          Prior to any termination of Employee's employment for Nonperformance, the Board shall meet in formal session (but without the attendance of Employee) upon proper notice to consider the matter of Employee's performance after which the Board may deliver to Employee written notice (a "Nonperformance Notice")
                                                     ---------------------
stating that the Board believes Nonperformance has occurred. Employee shall have at least 15 calendar days to prepare for a meeting with the Board, at which time Employee may present any information on market and competitive conditions and any other factors bearing upon his performance. In assessing Employee's performance, the Board shall give due consideration to such conditions and such other factors and shall work with Employee in good faith to establish criteria which, if satisfied by Employee within 35 days or such longer time as may reasonably be necessary in view of the criteria (the "Cure Period") after such
                                                      -----------
meeting, will prevent the Company from terminating Employee for Nonperformance (until such time as another Nonperformance Notice shall be given and the procedures set forth in this Section 5(d) shall be followed). It is understood, however, that if Employee and the Board fail to agree on such criteria, such criteria, and the length of the Cure Period if longer than 35 days, shall be those established in good faith by the Board.


                                            PEARSON AMENDED EMPLOYMENT AGREEMENT

          If Employee has failed to resolve the Nonperformance to the satisfaction of the Board by the end of the Cure Period, Employee's employment will be subject to termination at anytime thereafter immediately upon adoption of a resolution to that effect by a majority of the entire Board and upon delivery by the Company or the Board to Employee of written Notice of Termination stating that termination is pursuant to this Section 5(d), which notice shall set forth the date of termination and specifically identify the basis for the Board's belief that Nonperformance has occurred and not been cured.

          If Employee is discharged pursuant to this Section 5(d), this Agreement shall immediately terminate at the date set forth in the Notice of Termination and Employee shall be entitled to receive (i) within thirty days after the date of termination, a cash lump sum severance payment equal to the amount of his base salary (at the level payable in the year of termination) that would have been payable either for the period of time extending from the date of termination of employment to the date 18 months after May 18, 1998, or for the nine months next following the date of termination of employment, whichever period of time is longer, (ii) a continuation of his benefits as specified in
Section 3(c) for such period, and (iii) the benefits specified in Sections 3(d), 4(a) and 4(j).

          e.   Without Cause.  The Company may terminate Employee's employment
               -------------
without cause by delivering to Employee a Notice of Termination stating that termination is pursuant to this Section 5(e). If Employee is discharged without cause, this Agreement shall immediately terminate at the date set forth in the Notice of Termination and Employee shall be entitled to received (i) within thirty days after the date of termination, a cash lump sum severance payment equal to the amount of his base salary and bonus (at the level payable in the year of termination) that would have been payable for the 24 months next following the date of termination of employment, (ii) a continuation of his benefits as specified in Section 3(c) for such period, and (iii) the benefits specified in Sections 3(d), 4(a) and 4(j).

          f.   Change of Control.  If Employee's employment is terminated by the
               -----------------
Company or if Employee resigns after his salary, benefits or any other required payments (including without limitation any payments pursuant to this Section 5) are reduced below the minimum levels required by this Agreement or after being assigned to a position of lesser title, authority or responsibility, in any such case within a six-month period after the occurrence of a Change of Control, this Agreement shall immediately terminate as of later of (i) the date next following the date the Change of Control was effective or (ii) the date Employee resigned or his employment is terminated. Any such termination shall be treated in the same manner as a termination without cause pursuant to Section 5(e). Employee agrees that payment of the amounts due in that event shall constitute liquidated damages or severance pay or both.

          A "Change in Control" will be deemed to have occurred if a person (as defined in Section 18-101(12) of the Delaware Limited Liability Company Act), who does not beneficially own (as defined below) any equity interest in LLC entitled to vote in the election of Representatives to LLC's Board of Managers ("Membership Interest") on May 18, 1998, becomes the beneficial owner of a Membership Interest with 51% of the voting power of all Membership Interests. A "beneficial owner" is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares
(i) the power to vote or


                                            PEARSON AMENDED EMPLOYMENT AGREEMENT
direct the voting of such equity interest or (ii) the power to dispose, or direct the disposition of, such equity interest.

          g.   By Employee.  Employee may resign from his employment with the
               -----------
Company at any time. In such event, this Agreement shall terminate immediately. If Employee resigns pursuant to this Section 5(g), Employee's rights hereunder shall cease immediately upon such resignation except as specified in Sections 3(d), 4(a) and 4(j).

     6.   Full Settlement.  In no event shall the Employee be obligated to seek
          ---------------
other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, but such amounts shall be reduced by the amount Employee obtains from other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Employee may reasonably incur as a result of any contest by the Company or Employee of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Employee about the amount of any payment pursuant to this Agreement), but only if Employee is successful on the merits of any such contest, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     7.   Limitation on Payments.  Notwithstanding anything in this Agreement to
          ----------------------
the contrary, if the total payments or distributions by the Company to or for the benefit of Employee would be subject to the excise tax ("Excise Tax") imposed by Section 4999 of the Code, then the cash amounts payable to Employee hereunder shall be reduced, in the manner agreed by the Company and the Employee, to the extent necessary so that the total of all such payments shall be $1.00 less than the amount that would trigger the imposition of the Excise Tax.

     8.   Waiver of Breach.  A waiver by the Company of a breach of any
          ----------------
provision of this Agreement by Employee shall not be construed as a waiver of any breach of another provision or subsequent breach of the same provision.

     9.   Severability.  The invalidity or unenforceability in any application
          ------------
of any provision in this Agreement will not affect the validity or enforceability of any other provision or of such provision in any other application.

     10.  Notices.  All communications, requests, consents and other notices
          -------
provided for in this Agreement shall be in writing and shall be deemed given if and when delivered personally by hand, sent by telecopy at the appropriate number indicated below with electronic confirmation of receipt, or mailed by first class mail, postage prepaid, addressed as follows:

          a.   If to the Company:

               CableTel Management, Inc.
               6300 S. Syracuse Way, Suite 355
               Englewood, CO 80111
               Facsimile No.: 303-741-4823
               Attn:  Chairman


                                            PEARSON AMENDED EMPLOYMENT AGREEMENT
               with a copy to:

               Madison Dearborn Partners
               Three First National Plaza
               Chicago, IL 60602
               Facsimile No.: (312) 895-1206
               Attn:  Paul Finnegan

               and to:

               Lawrence F. DeGeorge
               LPL Investment Group
               140 Intracoastal Pointe Drive, Suite 410
               Jupiter, FL 33477
               Facsimile No.: 561-745-2299

          b.   If to Employee:

               Mr. William H. Pearson
               38, rue de Bassano
               75008 Paris, France
               Facsimile No.: 011-33-1-44-31-2079

or to such other address or telecopy number as either party may designate by notice pursuant to this Section 10.

     11.  Jurisdiction; Venue; Limitation.  The District Court of the County of
          -------------------------------
Arapahoe Colorado, United States of America, shall have exclusive jurisdiction, including personal jurisdiction, and shall be the exclusive venue for any controversies or claims arising out of Employee's employment by the Company or out of this Agreement, except as otherwise agreed by the parties. Any action or proceeding to enforce the provisions of this Agreement, or to recover damages from the alleged breach of any provisions of this Agreement shall be commenced within six months of a party's first notice of a breach by the other party.

     12.  Governing Law.  This Agreement and all matters and issues collateral
          -------------
thereto shall be governed by the laws of the State of Colorado, United States of America.

     13.  Assignment.  The Company may, with the written consent of Employee,
          ----------
assign its rights and delegate its obligations under this Agreement to any Affiliate or to any acquirer of substantially all of the business of the Company whether through merger, purchase of assets, purchase of stock or otherwise. Otherwise, neither party may assign any rights or delegate any duties under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, and permitted successors and assigns.

     14.  Entire Agreement.  This Agreement sets forth the entire agreement and
          ----------------
understanding of the parties and supersedes all prior understandings, agreements or representations by the parties, written or oral, that relate to the subject matter of this Agreement.


                                            PEARSON AMENDED EMPLOYMENT AGREEMENT

     15.  Amendments.  No provision of this Agreement may be amended or waived
          ----------
except by an instrument in writing signed by the Employee and the Company (after obtaining Board approval).

                 [Remainder of page intentionally left blank]
                 --------------------------------------------


                                            PEARSON AMENDED EMPLOYMENT AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above, to be effective as of January 1, 2000.


                                   COMPANY:

                                   CABLETEL MANAGEMENT, INC.,
                                   a Colorado corporation


                                   By:   /s/ William H. Pearson
                                      ------------------------------------------
                                        William H. Pearson
                                        President & Chief Executive Officer



                                   EMPLOYEE:



                                        /s/ William H. Pearson
                                   ---------------------------------------------
                                   William H. Pearson


                                            PEARSON AMENDED EMPLOYMENT AGREEMENT